Exhibit 10.7

affiliate LOCK UP LEAK OUT AGREEMENT

THIS LOCK UP LEAK OUT AGREEMENT (the “Agreement”) is entered into as of this 15th day of August, 2019 (the “Effective Date”) by and between W. Kip Speyer, an individual with his principal business address at 6400 Congress Avenue, Suite 2050, Boca Raton, Florida 33487 (the “Shareholder”) and Bright Mountain Media, Inc., a Florida corporation with its principal place of business located at 6400 Congress Avenue, Suite 2050, Boca Raton, Florida 33487 (“Bright Mountain”).

WHEREAS, pursuant to the terms of the Share Exchange Agreement and Plan of Merger (the “Share Exchange Agreement”) dated July 31, 2019, by and among Bright Mountain, Bright Mountain Israeli Acquisition Ltd., Slutzky & Winshman, Ltd., an Israeli company (“S&W”), and the shareholders of S&W (collectively, the “S&W Shareholders”), the S&W Shareholders received an aggregate of Twelve Million, Fifty Thousand, Seven Hundred and Ninety Nine (12,050,799) shares (the “SEA Shares”) of the common stock (the “Common Stock”) of Bright Mountain.

WHEREAS, as a condition of the issuance of the SEA Shares, certain affiliates of Bright Mountain agreed to enter into an agreement restricting the transfer or resale of an aggregate of Nine Million Five Hundred Forty Three Thousand Five Hundred and Forty Six (9,543,546) shares of Common Stock held by such affiliates as of the Effective Date (the “Shares”), such shares constituting together with the SEA Shares and other shares which are subject to similar restrictions as set forth herein, Twenty Five Percent (25%) of the issued and outstanding share capital of Bright Mountain as of the Effective Date.

NOW THEREFORE, in consideration of the premises and of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. LOCK UP OF SHARES; PERMITTED LEAK OUTS.

(a) The Shareholder acknowledges that as of the date of the Closing (as defined in Share Exchange Agreement), (i) the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and are considered “restricted securities,” and (ii) such Shares may only be sold, transferred, hypothecated or otherwise disposed of by the Shareholder in accordance with the holding periods and other provisions of Rule 144 promulgated under the Securities Act.

(b) The Shareholder hereby agrees that during the period commencing on the Effective Date and ending six (6) months from the Effective Date (the “Lock Up Period”) the Shareholder will not without the prior written consent of Bright Mountain, which such consent may not be unreasonably withheld, delayed or conditioned, (i) offer, pledge, gift, donate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares, or (ii) enter into any swap, option (including, without limitation, put or call options), short sale, future, forward or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise ((i) and (ii) being hereinafter collectively referred to as the “Lock Up”), in each case other than (A) transfers to immediate family members of the undersigned, trusts for the benefit of the undersigned or immediate family members of the undersigned, and (B) transfers by will or intestacy upon the death of the undersigned.

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(c) During the Lock Up Period the Shareholder authorizes Bright Mountain to cause any transfer agent for the Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Shares subject to the Lock Up.

(d) Following the expiration of the Lock Up Period any resales of Shares by the Shareholder in NYSE American, or such other market or stock exchange which is the primary trading market for the Common Stock (the “Primary Market”) shall be subject to compliance with Bright Mountain’s insider trading policies as may be in effect from time to time. At any time following the Effective Date, if the Shareholder reasonably determines that any resales of the Shares by the Shareholder shall cause, in and of themselves (i.e. disregarding any sales made by other shareholders of Bright Mountain), the trading price of Bright Mountain’s Common Stock in the Primary Market to decline in value, the Shareholder shall reduce the number of Shares he resells in the Primary Market at such time, it being the intent of the parties hereto that the market price of the Common Stock shall not be adversely impacted solely by resales of the Shares by the Shareholder.

(e) The number of Shares which may be resold pursuant to Section 1(d) hereof are subject to proportional adjustment in the event of stock splits, combinations, stock dividends and similar corporate events.

(f) In the event of a “Change of Control” (as defined below) of Bright Mountain Media, Inc., this Agreement shall terminate. For purposes hereof, a “Change of Control” shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Bright Mountain is in fact required to comply with that regulation, provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Bright Mountain or a corporation owned, directly or indirectly, by the shareholders of Bright Mountain in substantially the same proportions as their ownership of stock of Bright Mountain, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bright Mountain representing more than 50% of the combined voting power of Bright Mountain’s then outstanding securities; or (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with Bright Mountain to effect a transaction described in clauses (A) or (D) of this Section) whose election by the Board of Directors or nomination for election by Bright Mountain’s shareholder’s was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority; (C) Bright Mountain enters into an agreement, the consummation of which would result in the occurrence of a change in control of Bright Mountain; or (D) the shareholders of Bright Mountain approve a merger or consolidation of Bright Mountain with any other corporation, other than a merger or consolidation which would result in the voting securities of Bright Mountain outstanding immediately prior to its continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) of more than 50% of the combined voting power of the voting securities of Bright Mountain or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of Bright Mountain approve a plan of complete liquidation of Bright Mountain or an agreement for the sale or disposition by Bright Mountain of all or substantially all Bright Mountain’s assets.

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2. LEGENDS.

(a) The Shareholder hereby agrees that each outstanding certificate representing the Shares shall during the Lock Up Period, in addition to any other legends as may be required in compliance with Federal securities laws, bear legends reading substantially as follows:

“THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK UP AGREEMENT DATED AUGUST 15, 2019 BY AND BETWEEN BRIGHT MOUNTAIN MEDIA, INC. AND THE SHAREHOLDER LISTED ON THE FACE HEREOF. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF BRIGHT MOUNTAIN MEDIA, INC. UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK UP AGREEMENT.”

(b) A copy of this Agreement shall be filed with Bright Mountain’s transfer agent of record.

3. SPECIFIC PERFORMANCE. The Shareholder acknowledges that there would be no adequate remedy at law if the Shareholder fails to perform any of his obligations hereunder, and, accordingly, agrees that Bright Mountain, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of the Shareholder under this Agreement in accordance with the terms and conditions of this Agreement. Any remedy under this Section 3 is subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

4. NOTICES. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, or by telecopy, and shall be addressed to the respective party as its address set forth earlier in this Agreement.

5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any suit, action or proceeding with respect to this Agreement shall be brought in the U.S. District Court for the Southern District of Florida, West Palm Beach, Florida. The parties hereto hereby accept the exclusive jurisdiction and venue of such court for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in U.S. District Court for the Southern District of Florida, West Palm Beach, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in the U.S. District Court for the Southern District of Florida, West Palm Beach, Florida, has been brought in an inconvenient form.

6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. ATTORNEYS’ FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

8. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended with the written consent of Bright Mountain and the Shareholder. No delay or failure on the part of Bright Mountain in exercising any power or right under this Agreement shall operate as a waiver of any power or right.

9. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10. CONSTRUCTION. This Agreement has been entered into freely by each of the parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party.

11. ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BRIGHT MOUNTAIN MEDIA, INC.

By:	/s/ Alan B. Bergman
Alan B. Bergman, Chief Financial Officer

/s/ W. Kip Speyer
W. Kip Speyer

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